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                                EXHIBIT 11.1

                      CONSOLIDATION CAPITAL CORPORATION
                     COMPUTATION OF NET INCOME PER SHARE
                  (In thousands, except per share amounts)

                                                                Three Months
                                                                    Ended
                                                                    1998
                                                                -------------

Basic earnings per share:
   Net income................................................    $     5,263
   Weighted average shares outstanding.......................     31,696,546
                                                                 -----------
   Net income per share - Basic..............................    $      0.17
                                                                 ===========
Diluted earnings per share:
   Net income................................................    $     5,263
                                                                 -----------
   Weighted average shares outstanding.......................     31,696,546
   Convertible Non-Voting Common Stock.......................        500,000
   Common stock equivalents from stock options and warrants..        473,487
                                                                 -----------
   Total weighted average shares outstanding.................     32,670,033
                                                                 -----------
   Net income per share - Dilutive...........................    $      0.16
                                                                 ===========